UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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BETA OIL & GAS, INC.,
(Name of Registrant as Specified In Its Charter)

PETROHAWK ENERGY, LLC
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[THE FOLLOWING IS THE BETA OIL & GAS, INC. PROFILE CONTAINED IN THE BOOKLET FOR THE INDEPENDENT PETROLEUM ASSOCIATION OF AMERICA OIL & GAS INVESTMENT SYMPOSIUM, TO BE PROVIDED TO THE REGISTRANTS TO THE SYMPOSIUM AS OF APRIL 19, 2004]

Beta Oil & Gas, Inc.

Company Profile

Beta Oil & Gas, Inc. (NASDAQ:  BETA) is engaged in the acquisition, development, production and exploration of oil and natural gas properties.  Beta has entered into an agreement with Petrohawk Energy, LLC whereby Petrohawk will make a $60 million investment in Beta in exchange for a combination of securities that will result in Petrohawk owning a controlling interest in Beta.  It is anticipated that the Beta shareholder vote to approve the Petrohawk transaction will occur in early May 2004.

At December 31, 2003, Beta had proved reserves of 30.2 Bcfe with a SEC PV 10 value of $58.5 million.  On an equivalent basis, the reserves are 74% gas and 84% are classified as proved developed.  Beta operates the majority of its proved reserves.  Average production in 2003 was approximately 7.2 Mmcfe per day.  Beta’s properties are located in Oklahoma, Louisiana, Texas and Kansas.

Recent Developments

December 2003 – Beta entered in to a definitive agreement with Houston based Petrohawk Energy, LLC pursuant to which Petrohawk will invest $60 million in Beta.  Under the terms of the agreement, Petrohawk will pay $25 million for 15.15 million shares of Beta common stock, $35 million for a five year 8% note convertible into 17.5 million Beta common shares and also receive 10.0 million five year warrants to purchase Beta common shares at a price of $1.65 per share.  The transaction is expected to close in May 2004.

Upon closing, Petrohawk will own approximately 55% of Beta’s common stock and Floyd C. Wilson will be named Chairman, President and Chief Executive Officer of Beta.  Certain other officers of Petrohawk will become Beta officers and it is expected that Beta will change its name to Petrohawk Energy Corporation during the second quarter of 2004.  Owners of Petrohawk include Floyd C. Wilson, affiliates of EnCap Investments, L.P., an affiliate of Liberty Energy Holdings, LLC and other members of Petrohawk’s management group.  Floyd C. Wilson, former Chairman and Chief Executive Officer of 3TEC Energy Corporation, founded Petrohawk in June 2003.

Proxy Information

Beta Oil & Gas, Inc. and its directors, as well as Petrohawk Energy, LLC and certain of its executive officers, may be deemed to be “participants” in the solicitation of proxies from the Beta stockholders in connection with the meeting of the Beta stockholders to be held to consider the approval of the issuance of the Beta common stock to Petrohawk under the terms of a Securities Purchase Agreement dated December 12, 2003.  The participants in the solicitation may include the following directors of Beta: Robert E. Davis, Jr., Rolf N. Hufnagel, David A. Melman, Robert C. Stone, Jr. and David A. Wilkins and the following executive officers of Petrohawk: Floyd C. Wilson, Stephen W. Herod, Shane M. Bayless and Richard K. Stoneburner.  A DESCRIPTION OF SUCH PERSONS’ DIRECT OR INDIRECT INTERESTS, BY SECURITY HOLDINGS OR OTHERWISE, CAN BE OBTAINED BY REVIEWING THE PRELIMINARY PROXY STATEMENT, AS AMENDED, INITIALLY FILED BY BETA WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 9, 2004.  BETA STOCKHOLDERS SHOULD CAREFULLY READ THE DEFINITIVE PROXY STATEMENT AND ALL AMENDMENTS, BETA’S 10-K FOR THE FISCAL YEAR OF 2003 AND OTHER MATERIALS WHICH WILL CONTAIN IMPORTANT INFORMATION AS THEY BECOME AVAILABLE BEFORE MAKING A DECISION CONCERNING THEIR VOTE ON THESE PROPOSALS. THE PROXY STATEMENT, BETA’S 10-K AND OTHER RELEVANT DOCUMENTS CAN BE OBTAINED FOR FREE AT THE SEC’S WEBSITE, WWW.SEC.GOV.

Areas of Operation

[Map of the U.S. with Beta’s primary areas of operation noted]

[UNITED STATES

Kansas

Oklahoma

Texas

Louisiana]

[Corporate Headquarters

Tulsa, Oklahoma]

Beta Oil & Gas, Inc.

FINANCIAL DATA
(MILLIONS US$, except per share, FYE Dec.)	2003	2002	2001
Oil & Gas Sales	12.28	9.24	12.79
Total Revenue	12.92	9.65	13.66
Net Income (loss)	.97	(6.88)	(9.05)
Cash Flow from Op. Activity	6.00	2.98	9.05
Total Assets	46.12	44.75	52.63
Long-term Debt	13.28	13.63	13.65
Shareholder’s Equity	29.27	28.05	35.87
Earnings (loss)/Share	0.04	(0.59)	(0.75)

SHARE DATA
(as of December 31,)	2003	2002	2001
52-week range	$0.62	$0.80	$3.80
	$2.36	$5.30	$9.13
Avg. Shares Out. (MM) diluted	12.51	12.42	12.37
Market Value (MM)	24.53	10.71	60.39
Total Basic Shares Out (MM)	12.45	12.45	12.40

OPERATING DATA
(year-end December)	2003	2002	2001
Oil Production (mb/d)	0.35	0.34	0.31
Gas Production (mmf/d)	5.09	6.16	6.88
Oil Reserves (mmbls)	1.31	0.61	0.84
Gas Reserves (bcf)	22.40	14.69	24.71
Total Reserves (bcfe)*	30.25	18.34	29.73

*The volumes of oil were converted to a gas-equivalent based on a conversion factor of six thousand cubic feet per barrel

MANAGEMENT CONTACTS:

Robert E. Davis, Jr.

Director/Chairman

David A. Wilkins

President and Chief Executive Officer

Joe Burnett, C.P.A.

Treasurer and Chief Financial Officer

Rick L. Payne

Reservoir and Acquisitions Manager

Beta Oil & Gas, Inc.

6120 South Yale, Suite 300

Tulsa, Oklahoma  74136

Phone (918) 495-1011

Fax (918) 495-1077

www.betaoil.com

Chart Showing 5 Year Production

Chart Showing 5 Year Share Data  (NASDAQ : BETA)

This material is intended for distribution to members of the professional investment community, and is for information purposes only and not an offer to sell securities of the company.

Prepared by First Source Energy fs-energy.com